As filed with the Securities and Exchange Commission on October 10, 2017

Registration No. 333-220703

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BIOLASE, INC.

(Exact name of registrant as specified in its charter)

Delaware	3843	87-0442441
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4 Cromwell, Irvine, California 92618

(949) 361-1200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Harold C. Flynn, Jr.

President and Chief Executive Officer

BIOLASE, Inc.

4 Cromwell

Irvine, California 92618

(949) 361-1200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Michael A. Gordon

Beth E. Peev

Sidley Austin LLP

One South Dearborn

Chicago, Illinois 60603

(312) 853-7000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

BIOLASE, Inc. is filing this pre-effective Amendment No. 1 (this “Amendment”) to its registration statement on Form S-1 (No. 333-220703) to amend the signature page to the registration statement and to file Exhibits 4.8, 99.1, 99.2, 99.3, 99.4, 99.5, 99.6, 99.7 and 99.8. This Amendment does not modify any provision of the prospectus that forms part of the registration statement. Accordingly, a preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses payable by us in connection with the sale of the securities being registered hereunder, all of which will be borne by us. With the exception of the SEC registration fee, all amounts shown are estimates.

SEC registration fee	$1,390.80
Subscription agent fees and expenses	$35,000.00
Information agent fees and expenses	$15,000.00
Legal fees and expenses	$400,000.00
Accounting fees and expenses	$35,000.00
Printing expenses	$5,000.00
Miscellaneous	$8,609.20

Total	$500,000.00

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes and empowers a Delaware corporation to indemnify its directors, officers, employees and agents against liabilities incurred in connection with, and related expenses resulting from, any claim, action or suit brought against any such person as a result of his or her relationship with the corporation, provided that such persons acted in good faith and in a manner such person reasonably believed to be in, and not opposed to, the best interests of the corporation in connection with the acts or events on which such claim, action or suit is based. Section 145 of the DGCL also authorizes corporations to purchase and maintain insurance on behalf of such persons so indemnified. The finding of either civil or criminal liability on the part of such person in connection with such acts or events is not necessarily determinative of the question of whether such person has met the required standard of conduct and is, accordingly, entitled to be indemnified.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the directors’ fiduciary duty of care, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

Our Restated Certificate of Incorporation, as amended (the “charter”) provides that, to the extent permitted by applicable law, the registrant’s directors shall not be personally liable to the registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the registrant. The charter eliminates the personal liability of directors to the fullest extent permitted by the DGCL. Our bylaws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the registrant shall be indemnified and held harmless by the registrant to the fullest extent authorized by the DGCL, against all costs, charges, expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and personal or legal representatives. The registrant has also obtained liability insurance for its officers and directors and has entered into indemnification agreements with its directors and officers.

The foregoing statements are subject to the provisions of Sections 145 and 102(b)(7) of the DGCL, our bylaws and the charter, which bylaws and charter have been filed as exhibits to this registration statement.

Item 15. Recent Sales of Unregistered Securities.

During the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act:

On November 7, 2014, we completed a private placement (the “November 2014 Private Placement”) with several institutional and individual investors, and certain of our directors and officers, under which we sold an aggregate of 14,162,873 unregistered shares of our common stock at the price of $2.39 per share, the closing price of our common stock on November 3, 2014, and warrants (the “2014 Warrants”) to purchase up to an aggregate of 9,205,862 unregistered shares of our common stock at an exercise price of $4.00 per share. Gross proceeds from the sale totaled $35.0 million, and net proceeds, after offering expenses of approximately $235,000, were approximately $34.8 million. The 2014 Warrants became exercisable on May 7, 2015, six months after the closing of the private placement, and expire on November 7, 2017. We used the proceeds for working capital and general corporate purposes. In connection with the registration rights granted to these investors, we filed a registration statement on Form S-3 with the SEC, which was declared effective on December 12, 2014.

On August 8, 2016, we completed a private placement (the “August 2016 Private Placement”) with several institutional and individual investors, and certain of our directors and officers, under which we sold an aggregate of 88,494 shares of our Series C Participating Convertible Preferred Stock (“Series C Preferred Stock”) and warrants (the “2016 Warrants”) to purchase up to an aggregate of 2,035,398 unregistered shares of our common stock at an exercise price of $2.00 per share. Each share of Series C Preferred Stock converted automatically into 100 shares of our common stock upon receipt of stockholder approval on September 30, 2016, reflecting a conversion price equal to $1.13 per share, which was the closing price of the common stock quoted on the NASDAQ Capital Market on July 29, 2016. On September 30, 2016, we also approved the issuance of common stock in connection with the exercise of the 2016 warrants by certain holders whose 2016 warrants were subject to a beneficial ownership limitation. Gross proceeds from the sale were $10.0 million, and net proceeds, after offering expenses of approximately $0.5 million, were approximately $9.5 million. The 2016 Warrants became exercisable on February 8, 2017, six months after the closing of the private placement, and expire on August 8, 2021. We used the proceeds from the sale for working capital and general corporate purposes. In connection with the registration rights granted to these investors, we filed a registration statement on Form S-3 with the SEC, which was declared effective on November 3, 2016.

On April 18, 2017, we completed a private placement with several institutional and individual investors, and certain of our directors and officers, under which we sold an aggregate of 80,644 shares of our Series D Participating Convertible Preferred Stock, par value $0.001 per share (“Series D Preferred Stock”), and warrants (the “2017 Warrants”) to purchase up to an aggregate of 3,925,871 unregistered shares of our common stock at an exercise price of $1.80 per share (the “Exercise Price”), subject to customary anti-dilution adjustments. Each share of Series D Preferred Stock converted automatically into 100 shares of our common stock upon receipt of stockholder approval on June 30, 2017, reflecting a conversion price equal to $1.24 per share, which was the closing price of our common stock quoted on the NASDAQ Capital Market on April 10, 2017. On June 30, 2017, our stockholders also approved the issuance of common stock related to the exercise of the 2017 Warrants by certain holders whose 2017 Warrants were subject to a beneficial ownership limitation. The 2017 Warrants become exercisable on October 18, 2017 and expire on April 18, 2022 or, if earlier, five business days after we deliver notice that the closing price per share of our common stock exceeded the Exercise Price for 30 consecutive trading days during the exercise period. Gross proceeds from the sale were approximately

$10.5 million, and net proceeds, after offering expenses of approximately $0.2 million, were approximately $10.3 million. We are using the proceeds from the sale for working capital and general corporate purposes. In connection with the registration rights granted to these investors, we filed a registration statement on Form S-3 with the SEC, which was declared effective on August 24, 2017.

The offers and sales of securities described above were made in reliance upon an exemption from registration requirements pursuant to Section 4(a)(2) under the Securities Act, based upon representations made to us by the purchasers thereof.

Item 16. Exhibits.

The exhibits listed in the accompanying Exhibit Index are filed (except where otherwise indicated) as part of this registration statement.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(c) The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(i) The undersigned hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

			Incorporated by Reference
Exhibit	Description	Filed Herewith	Form	Period Ending/Date of Report	Exhibit	Filing Date

3.1.1	Restated Certificate of Incorporation, including, (i) Certificate of Designations, Preferences and Rights of 6% Redeemable Cumulative Convertible Preferred Stock of the Registrant; (ii) Certificate of Designations, Preferences and Rights of Series A 6% Redeemable Cumulative Convertible Preferred Stock of the Registrant; (iii) Certificate of Correction Filed to Correct a Certain Error in the Certificate of Designation of the Registrant; and (iv) Certificate of Designations of Series B Junior Participating Cumulative Preferred Stock of the Registrant		S-1, Amendment No. 1	12/23/2005	3.1	12/23/2005

3.1.2	Amendment to Restated Certificate of Incorporation		8-K	05/10/2012	3.1	05/16/2012

3.1.3	Second Amendment to Restated Certificate of Incorporation		8-A/A	11/04/2014	3.1.3	11/04/2014

3.1.4	Certificate of Elimination of Series B Junior Participating Cumulative Preferred Stock		8-K	11/10/2015	3.1	11/12/2015

3.1.5	Certificate of Designations, Preferences and Rights of Series C Participating Convertible Preferred Stock		8-K	08/08/2016	3.1	08/08/2016

3.1.6	Certificate of Elimination of Series C Participating Convertible Preferred Stock of the Registrant		8-K	04/18/2017	3.1	04/20/2017

3.1.7	Certificate of Designations, Preferences and Rights of Series D Participating Convertible Preferred Stock of the Registrant		8-K	04/18/2017	3.2	04/20/2017

3.1.8	Third Amendment to Restated Certificate of Incorporation		S-3	07/21/2017	3.4	07/21/2017

3.2	Sixth Amended and Restated Bylaws of the Registrant, adopted on June 26, 2014		8-K	06/26/2014	3.1	06/30/2014

4.1	Form of Warrant issued on November 7, 2014 (incorporated by reference to Exhibit A to the Securities Purchase Agreement filed as Exhibit 99.1 to the Current Report on Form 8-K filed on November 7, 2014)		8-K	11/03/2014	99.1	11/07/2014

			Incorporated by Reference
Exhibit	Description	Filed Herewith	Form	Period Ending/Date of Report	Exhibit	Filing Date

4.2	Form of Warrant issued on August 8, 2016 (incorporated by reference to Exhibit B to the Securities Purchase Agreement filed as Exhibit 99.1 to the Current Report on Form 8-K filed on August 8, 2016)		8-K	08/01/2016	99.1	08/02/2016

4.3	Standstill Agreement, dated November 10, 2015, by and among the Registrant and Jack W. Schuler, Renate Schuler, and the Schuler Family Foundation		8-K	11/10/2015	99.1	11/12/2015

4.4	Standstill Agreement, dated November 10, 2015, by and among the Registrant and Larry N. Feinberg, Oracle Partners, L.P., Oracle Institutional Partners, L.P., Oracle Ten Fund Master, L.P., Oracle Associates, LLC, and Oracle Investment Management, Inc.		8-K	11/10/2015	99.2	11/12/2015

4.5	Amendment to Standstill Agreement, dated August 1, 2016, by and among the Registrant and Jack W. Schuler, Renate Schuler, Shuler Family Foundation		8-K	08/01/2016	99.2	08/02/2016

4.6	Amendment to Standstill Agreement, dated August 1, 2016, by and among the Registrant and Larry N. Feinberg, Oracle Partners, L.P., Oracle Institutional Partners, L.P., Oracle Ten Fund Master, L.P., Oracle Associates, LLC, Oracle Investment Management, Inc.		8-K	08/01/2016	99.3	08/02/2016

4.7	Form of Warrant		DEF 14A		D	05/19/2017

4.8	Form of rights certificate	X

5.1**	Opinion of Sidley Austin LLP

10.1*	2002 Stock Incentive Plan, as amended		DEF 14A		A	04/07/2016

10.2*	Form of Stock Option Agreement under the 2002 Stock Incentive Plan		10-K	12/31/2004	10.26	07/19/2005

10.3*	Form of Option Award Notice for California Employees under the 2002 Stock Incentive Plan		10-Q	09/30/2015	10.2	11/06/2015

10.4*	Form of Option Award Notice for Non-California Employees under the 2002 Stock Incentive Plan		10-Q	09/30/2015	10.3	11/06/2015

			Incorporated by Reference
Exhibit	Description	Filed Herewith	Form	Period Ending/Date of Report	Exhibit	Filing Date

10.5*	Form of Option Award Notice for Non-Employee Directors under the 2002 Stock Incentive Plan		10-Q	09/30/2015	10.4	11/06/2015

10.6*	Form of Restricted Stock Unit Award Notice for Non-Employee Directors under the 2002 Stock Incentive Plan		10-Q	09/30/2015	10.5	11/06/2015

10.8*	Form of Indemnification Agreement between the Registrant and its officers and directors		10-Q	09/30/2005	10.1	11/09/2005

10.9	Lease, dated January 10, 2006, by and between the Registrant and The Irvine Company LLC		8-K	01/10/2006	10.1	01/17/2006

10.10	Third Amendment to Lease, dated March 16, 2015, by and between the Registrant and The Irvine Company LLC		10-Q	03/31/2015	10.3	05/01/2015

10.11†	Letter Agreement, dated June 28, 2006, by and between the Registrant and The Procter & Gamble Company		10-Q	06/30/2006	10.1	08/09/2006

10.12†	License Agreement, dated January 24, 2007, by and between the Registrant and The Procter & Gamble Company		10-Q	03/31/2007	10.1	05/10/2007

10.13	Letter Agreement, dated June 28, 2011, by and between the Registrant and The Proctor & Gamble Company		10-Q	06/30/2011	10.2	08/11/2011

10.14	Securities Purchase Agreement, dated August 1, 2016, among BIOLASE, Inc. and the investors listed on Schedule I thereto		8-K	08/01/2016	99.1	08/02/2016

10.15*	Employment Agreement, dated February 22, 2015 and entered into on February 24, 2015, by and between the Registrant and David Dreyer		10-K	12/31/2015	10.25	03/06/2015

10.16*	Employment Agreement, dated May 14, 2015, by and between the Registrant and Harold C. Flynn, Jr.		10-Q	06/30/2015	10.2	08/07/2015

10.17*	Inducement Restricted Stock Unit Award Agreement, dated July 14, 2015, by and between the Registrant and Harold C. Flynn, Jr.		8-K	07/12/2015	10.2	07/15/2015

10.18*	Acknowledgment Letter, dated November 22, 2016, by and between the Registrant and Harold C. Flynn, Jr.		10-K	12/31/2016	10.18	03/10/2017

			Incorporated by Reference
Exhibit	Description	Filed Herewith	Form	Period Ending/Date of Report	Exhibit	Filing Date

10.19*	Transition Letter Agreement, dated December 28, 2016, by and between the Registrant and David Dreyer		10-K	12/31/2016	10.19	03/10/2017

10.20*	Separation Agreement, dated January 13, 2017, by and between the Registrant and David Dreyer		10-K	12/31/2016	10.20	03/10/2017

10.21*	Employment Agreement, dated February 23, 2017, by and between the Registrant and Mark Nelson		10-K	12/31/2016	10.21	03/10/2017

10.22	Securities Purchase Agreement, dated April 11, 2017, among BIOLASE, Inc. and the investors listed on Schedule I thereto		8-K	04/11/2017	99.1	04/11/2017

10.23	Commitment Letter, dated September 26, 2017, between each of Oracle Partners, LP, Oracle Institutional Partners, LP and Oracle Ten Fund Master, LP and BIOLASE, Inc.		S-1	09/29/2017	10.23	09/29/2017

10.24	Commitment Letter, dated September 26, 2017, between each of Renate Schuler, Jack W. Schuler Living Trust and Schuler Family Foundation and BIOLASE, Inc.		S-1	09/29/2017	10.24	09/29/2017

10.25	Form of Stock Option Agreement for inducement grants made to John R. Beaver on September 30, 2017		8-K	09/30/2017	10.1	10/3/2017

21.1	Subsidiaries of the Registrant		10-K	12/31/2016	10.21	03/10/2017

23.1	Consent of Independent Registered Public Accounting Firm, BDO USA, LLP		S-1	09/29/2017	23.1	09/29/2017

23.2**	Consent of Sidley Austin LLP (contained in Exhibit 5.1)

24.1	Power of Attorney		S-1	09/29/2017		09/29/2017

99.1	Form of Instructions for Use of rights certificates	X

99.2	Form of Letter to Shareholders	X

99.3	Form of Letter to Beneficial Holders	X

99.4	Form of Letter to Clients	X

99.5	Form of Nominee Holder Certification Form	X

99.6	Beneficial Holder Election Form	X

99.7	Form of Notice of Guaranteed Delivery	X

99.8	Form of Notice of Important Tax Information	X

†	Confidential treatment was granted for certain confidential portions of this exhibit pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. In accordance with Rule 24b-2, these confidential portions were omitted from this exhibit and filed separately with the Securities and Exchange Commission.
††	Confidential treatment was requested for certain confidential portions of this exhibit pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. In accordance with Rule 24b-2, these confidential portions were omitted from this exhibit and filed separately with the Securities and Exchange Commission.
*	Management contract or compensatory plan or arrangement.
**	To be filed by amendment hereto.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Irvine, State of California, on October 10, 2017.

BIOLASE, INC.

By:	/s/ Harold C. Flynn, Jr.
Harold C. Flynn, Jr.
President and Chief Executive Officer

By:	/s/ John R. Beaver
John R. Beaver
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ Harold C. Flynn, Jr. Harold C. Flynn, Jr.		President and Chief Executive Officer (Principal Executive Officer) and Director	October 10, 2017

/s/ John R. Beaver John R. Beaver		Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 10, 2017

* Jonathan T. Lord		Director and Chairman of the Board	October 10, 2017

* Frederic H. Moll		Director	October 10, 2017

* James R. Talevich		Director	October 10, 2017

*By:	/s/ Harold C. Flynn, Jr. Harold C. Flynn, Jr. Attorney-in-fact